AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

June 1, 2018

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Dear Sirs:

This Agreement dated June 1, 2018 amends and restates the Expense Limitation Agreement between PIMCO Equity Series VIT (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”), dated March 30, 2010. This will confirm the agreement between the Trust and PIMCO as follows:

1.         The Trust is an open-end investment company which currently has one investment portfolio, which may offer multiple Classes of shares. This Agreement shall pertain to each Class of the current investment portfolio and to each Class of additional investment portfolios established in the future that are set forth in Schedule A, as amended from time to time (each an “Expense Limited Portfolio”).

2.         Pursuant to an Investment Advisory Contract dated March 30, 2010, as amended and supplemented from time to time (“Investment Advisory Contract”), between the Trust and PIMCO, the Trust has retained PIMCO to provide investment advisory services to each Expense Limited Portfolio. Pursuant to the Investment Advisory Contract, each Expense Limited Portfolio pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”). PIMCO and the Trust may enter into a Fee Limitation Agreement (the “Fee Limitation Agreement”) pursuant to which PIMCO agrees to waive a portion of the Advisory Fee payable with respect to an Expense Limited Portfolio under the Investment Advisory Contract.

3.         Pursuant to the Supervision and Administration Agreement dated March 30, 2010, as amended and supplemented from time to time (the “Supervision and Administration Agreement”) between the Trust and PIMCO, the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to each Expense Limited Portfolio. Pursuant to the Supervision and Administration Agreement, each Expense Limited Portfolio pays to PIMCO a monthly supervisory and administrative fee at annual rates with respect to one or more Classes of shares of each Expense Limited Portfolio set forth in Schedules to the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”).

4.         Each Class of each Expense Limited Portfolio shall be subject to a limit on the payment of organizational expenses attributable to that Class of the Expense Limited Portfolio, payment of that Class’s pro rata share of expenses related to obtaining or maintaining a Legal Entity

Identifier (“LEI”) and/or payment of that Class’s pro rata share of the Trust’s Trustees’ fees (the “Organizational, LEI and Trustee Fee Expenses”) in any year of 0.49 basis points (the “Organizational, LEI and Trustee Fee Expense Limit”).

5.         To the extent that the Organizational, LEI and Trustee Fee Expenses attributable to a Class of an Expense Limited Portfolio in any fiscal year exceed the Organizational, LEI and Trustee Fee Expense Limit for that Class, that portion of such expenses that cause the Organizational, LEI and Trustee Fee Expenses for that Class to exceed the Organizational, LEI and Trustee Fee Expense Limit (the “Excess Amount”) shall be waived, reduced or, if previously paid, reimbursed by PIMCO as provided in Paragraph 6.

6.         Each month the Organizational, LEI and Trustee Fee Expenses for each Class of each Expense Limited Portfolio shall be annualized as of the last day of the month. If the annualized Organizational, LEI and Trustee Fee Expenses of a Class of an Expense Limited Portfolio for any month exceed the Organizational, LEI and Trustee Fee Expense Limit of such Class, PIMCO shall waive or reduce its Supervisory and Administrative Fee for such month, or reimburse the Expense Limited Portfolio, by an amount sufficient to reduce the Class’s annualized Organizational, LEI and Trustee Fee Expenses below the Organizational, LEI and Trustee Fee Expense Limit for that month.

7.        If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Supervisory and Administrative Fees waived or reduced with respect to the previous fiscal year shall equal the Excess Amount.

8.         If in any month during which the Investment Advisory Contract or Supervision and Administration Agreement is in effect, the estimated annualized Organizational, LEI and Trustee Fee Expenses of any Class of an Expense Limited Portfolio for that month are less than the Organizational, LEI and Trustee Fee Expense Limit, PIMCO shall be entitled to reimbursement by such Expense Limited Portfolio of any portion of the Supervisory and Administrative Fee and/or Advisory Fee waived, reduced or reimbursed pursuant to this Agreement or any Fee Limitation Agreement (the “Reimbursement Amount”) during the previous thirty-six months, provided that such amount paid to PIMCO will not: 1) together with any Organizational, LEI and Trustee Fee Expenses under this Agreement, exceed 0.0049% of the Class of the applicable Expense Limited Portfolio’s average net assets; 2) exceed the total Reimbursement Amount; or 3) include any amounts previously reimbursed to PIMCO. For the avoidance of doubt, any Reimbursement Amount attributable to Supervisory and Administrative Fees that were waived, reduced or reimbursed under this Agreement will be paid in full prior to any Reimbursement Amount attributable to Advisory Fees or Supervisory and Administrative Fees under other Fee Limitation Agreements.

9.        This Agreement shall become effective on June 1, 2018, shall have an initial term with respect to each Expense Limited Portfolio as provided in Schedule A, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract or Supervision and Administration Agreement, each with respect to an Expense Limited Fund, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to PIMCO at its principal place of business.

10.         Nothing herein contained shall be deemed to require the Trust or the Expense Limited Portfolios to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Expense Limited Portfolios.

11.         Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee and/or Supervisory and Administrative Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement or the 1940 Act.

12.        If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

13.        It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to each Expense Limited Portfolio, individually and not jointly.

14.        This Agreement constitutes the entire agreement between the Trust on behalf of the Expense Limited Portfolios and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO EQUITY SERIES VIT

By:	/s/ Trent W. Walker

Name:	Trent W. Walker
Title:	Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow

Name:	Peter G. Strelow
Title:	Managing Director

Schedule A

To

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Dated: June 1, 2018

Expense Limited Portfolio	End of Initial Term
PIMCO StocksPLUS® Global Portfolio	May 1, 2019

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